Exhibit 4.8
EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 2, dated as of December 20, 2019 (this “Supplemental Indenture”), by and among Diamond Sports Group, LLC, a Delaware limited liability company, Diamond Sports Finance Company, a Delaware corporation (together with Diamond Sports Group, LLC, the “Issuers”, and each, an “Issuer”), Diamond Sports Intermediate Holdings LLC, a Delaware limited liability company and the direct parent of the Issuers (“Holdings”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers, Holdings, the other parties that are signatories thereto as Guarantors and the Trustee have heretofore executed and delivered an indenture, dated as of August 2, 2019 (as supplemented by the Supplemental Indenture No. 1, dated as of August 23, 2019 and as further amended, supplemented or otherwise modified, the “Indenture”) providing for the issuance of $1,825,000,000 aggregate principal amount of 6.625% Senior Notes due 2027 (the “Senior Notes”);

WHEREAS, the Issuers have requested that the Indenture be amended, in a manner that does not adversely affect the rights of any Holder of Senior Notes, to cure ambiguities, omissions, mistakes, errors, defects or inconsistencies as set forth herein pursuant to and in accordance with Section 9.01 of the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, each of the Issuers and the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder of Senior Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Notes as follows:

(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)    Amendments.

(a)    The definition of “Consolidated EBITDA” in Section 1.01 of the Indenture is hereby amended by:

(i)    Replacing clause (e) of subsection (1) thereof in its entirety with the following clause (e) as set forth below:

“(e)    the amount of any non-controlling interest or minority interest expense (including in the form of any income, gain, fee, charge or expense), in each case attributable to non-controlling or minority equity interests of third parties (other than Holdings or any of its Subsidiaries) in any non-wholly-owned Subsidiary, to the extent deducted (and not added back) in such period from Consolidated Net Income,”

(ii)    In clause (k) of subsection (1) thereof, adding the word “applicable” at the beginning of such clause before the word “adjustments”;
[Signature Page to Supplemental Indenture (Senior)]

(iii)    In subsection (2) thereof, deleting the close parenthesis, “)”, that appears between the word “backlog” and “; provided”;

(iv)    Replacing subsection (3) thereof in its entirety with the following subsection (3) as set forth below:

“(3) without duplication and (except with respect to clause (iii) below) to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii)    the amount of any non-controlling interest attributable to non-controlling or minority equity interests of third parties (other than Holdings or any of its Subsidiaries) in any non-wholly-owned Subsidiary, to the extent added back (and not deducted) in such period to Consolidated Net Income, and

(iii)    applicable adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (b) and the related table setting forth the reconciliation of net income to adjusted EBITDA and attributable EBITDA of “Summary—Summary historical and pro forma condensed combined financial information” contained in the Offering Memorandum to the extent such adjustments are in respect of cash payments actually made during such period and continue to be applicable during the period in which Consolidated EBITDA is being calculated and other adjustments of a similar nature to the foregoing, in each case applied in good faith by Holdings;

less”

(v)    Adding a new subsection (4) to such definition immediately after the amended subsection (3) thereof, as set forth below.

“(4)    solely for purposes of calculating the Specified Ratios (without duplication and to the extent included in arriving at such Consolidated Net Income), the Consolidated EBITDA (or, plus negative Consolidated EBITDA) for such period attributable to any non-wholly-owned Subsidiary (determined as otherwise provided for in this definition), except that Consolidated EBITDA shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the referent Person or a Restricted Subsidiary thereof during such period,”

(a) The definition of “Consolidated Net Income” in Section 1.01 of the Indenture is hereby amended by deleting the text of clause (5) thereof in its entirety and replacing the text with “[reserved],”.

(3)    Effectiveness. This Supplemental Indenture shall become effective upon receipt by the Trustee of executed signature pages to this Supplemental Indenture from the Issuers and the Trustee.

[Signature Page to Supplemental Indenture (Senior)]

(4)    No Other Amendments or Consents. Except as expressly provided herein, all of the terms and provisions of the Indenture are and shall remain in full force and effect. The amendments provided for herein are limited to the specific terms of the Indenture specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Trustee’s willingness to consent to any action requiring consent under any other provisions of the Indenture.

(5)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and Holdings.

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[Signature Page to Supplemental Indenture (Senior)]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ISSUERS:

DIAMOND SPORTS GROUP, LLC

By: /s/ Lucy Rutishauser
Name: Lucy Rutishauser
Title: Treasurer

DIAMOND SPORTS FINANCE COMPANY

By: /s/ Lucy Rutishauser
Name: Lucy Rutishauser
Title: Treasurer

HOLDINGS:

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC

By: /s/ Lucy Rutishauser
Name: Lucy Rutishauser
Title: Treasurer
[Signature Page to Supplemental Indenture (Senior)]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ Melody M. Scott
Name: Melody M. Scott
Title: Assistant Vice President
[Signature Page to Supplemental Indenture (Senior)]